February 12, 2020

205 Worth Avenue

Suite 201L

Palm Beach, FL 33480

Dear Board of Directors:

I, John English hereby resign my positions as CEO, President and Director of Eco Innovation Group, Inc. [ECOX] effective upon the completion of our agreement and the appointment of our successor. It has been an honor to lead ECOX these past years and to serve the stakeholders and staff who have been part of the creation of this company. I am proud of what we have accomplished on behalf of our team as we pursue the interests of the company and bring value to each subsidiary. I am convinced that ECOX will continue to be an increasingly strong force in its industry and will bring innovative ideas and create pioneering technologies for its customers and stakeholders worldwide.

We hereby appoint Julia Otey as President and Director of Eco Innovation Group, Inc. [ECOX]

With regards,

_______________________

John English, President/Director/C.E.O.

_______________________

Julia Otey

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